Exhibit 99.1

Palomar Holdings, Inc. Reports Second Quarter 2021 Results

LA JOLLA, Calif. (Aug 4, 2021) — Palomar Holdings, Inc. (NASDAQ:PLMR) (“Palomar” or “Company”) reported net income of $12.3 million, or $0.47 per diluted share, for the second quarter of 2021 as compared to $12.0 million, or $0.48 per diluted share, for the second quarter of 2020. Adjusted net income(1) was $13.2 million, or $0.51 per diluted share, for the second quarter of 2021 as compared to $13.0 million, or $0.52 per diluted share, for the second quarter of 2020.

The Company reported net income of $29.0 million, or $1.11 per diluted share, for the six months ended June 30, 2021, as compared to $23.8 million, or $0.95 per diluted share, for the six months ended June 30, 2020. Adjusted net income(1) was $32.5 million, or $1.24 per diluted share for six months ended June 30, 2021, as compared to $25.4 million, or $1.02 per diluted share, for the six months ended June 30, 2020.

Second Quarter 2021 Highlights

●	Gross written premiums increased by 54.4% to $129.4 million compared to $83.8 million in the second quarter of 2020
●	Net income increased by 2.7% to $12.3 million compared to $12.0 million in the second quarter of 2020
●	Adjusted net income(1) increased by 1.5% to $13.2 million compared to $13.0 million in the second quarter of 2020
●	Total loss ratio of 13.3% compared to 10.1% in the second quarter of 2020
●	Combined ratio of 76.0% compared to 68.4% in the second quarter of 2020
●	Adjusted combined ratio(1) of 73.8%, compared to 65.1% in the second quarter of 2020
●	Annualized return on equity of 13.1%, compared to 15.1% in the second quarter of 2020
●	Annualized adjusted return on equity(1) of 14.1%, compared to 16.4% in the second quarter of 2020

(1)See discussion of “Non-GAAP and Key Performance Indicators” below.

“Our second quarter results, highlighted by year-over-year gross written premium growth of 54%, demonstrate the sustained momentum we are seeing across our business,” commented Mac Armstrong, Chairman and Chief Executive Officer. “We believe that our E&S business, which delivered $34.1 million in gross written premium and grew 43% sequentially from the first quarter, is in the very early innings of its development and has the potential to reach the size of our admitted carrier over time. In addition to our topline growth, importantly we delivered strong earnings, and grew net income despite $3.9 million of non-recurring, incremental reinsurance charges incurred as a result of Winter Storm Uri. During the quarter we continued our focus on using risk transfer to provide a stable earnings base and profitable growth as we successfully completed our June 1 reinsurance renewal in which we procured approximately $180 million of incremental reinsurance limit for earthquakes and $100 million of incremental limit for windstorms. Our reinsurance coverage now exhausts at $1.65 billion for earthquake events and $700 million for hurricane events, which we believe provides ample capacity for our growth.”

Mr. Armstrong added, “While I am very pleased with our growth, I am most proud of our people and the culture they create at Palomar. We analytically and proactively manage our portfolio, product by product and state by state, at a granular level, as we seek to optimize risk adjusted returns, exposures, and most of all profitability. We continue to invest in the development of new product offerings that add value to the market and achieve target returns and as such launched several during the quarter. We remain confident in our ability to expand our product suite, distribution footprint, and earnings base over time. Moreover, we believe we have the capital to execute our strategy for the foreseeable future and opportunistically deploy it towards other initiatives that we believe generate an attractive return. Consistent with that philosophy, during the quarter we repurchased 239,000 shares of our stock under the share repurchase program we announced in late March.”

Underwriting Results

Gross written premiums increased 54.4% to $129.4 million compared to $83.8 million in the second quarter of 2020, while net earned premiums increased 37.9% compared to the prior year’s second quarter. Losses and loss adjustment expenses for the second quarter were $7.2 million due to attritional losses of $8.4 million offset by $1.1 million of favorable development on current and prior year catastrophe losses. The loss ratio for the quarter was 13.3%, including an attritional loss ratio of 15.4%, compared to a loss ratio of 10.1% during the same period last year comprised entirely of attritional losses. Non-catastrophe losses increased mainly due to growth of lines of business subject to attritional losses such as Specialty Homeowners, Flood, and Inland Marine.

Underwriting income(1) was $13.0 million resulting in a combined ratio of 76.0% compared to underwriting income of $12.4 million and a combined ratio of 68.4% during the same period last year. The Company’s second quarter underwriting income and combined ratio were impacted by $3.9 million of additional reinsurance charges from Winter Storm Uri.

The second quarter of 2021 results also include certain expenses related to stock-based compensation, amortization of intangibles, and catastrophe bond issuances. The second quarter of 2020 results include certain expenses related to the Company’s stock offerings, stock-based compensation, and expenses associated with a catastrophe bond. Without these items, the Company’s adjusted combined ratio was 73.8% in the second quarter compared to 65.1% during the same period last year.

Investment Results

Net investment income increased by 3.8% to $2.2 million compared to $2.1 million in the prior year’s second quarter. The year-over-year increase was primarily due to a higher average balance of investments held during the three months ended June 30, 2021, offset by lower yields on invested assets. Funds are generally invested conservatively in high quality securities, including government agency, asset and mortgage-backed securities, municipal and corporate bonds with an average credit quality of "A1/A". The weighted average duration of the fixed-maturity investment portfolio, including cash equivalents, was 3.84 years at June 30, 2021. Cash and invested assets totaled $427.8 million at June 30, 2021. During the current year second quarter, the Company recognized realized and unrealized gains of $0.3 million due to unrealized gains on fixed income based equity securities as compared to realized and unrealized gains of $0.8 million in last year’s second quarter.

Tax Rate

The effective tax rate for the three months ended June 30, 2021 was 20.5% compared to 21.5% for the three months ended June 30, 2020.

Stockholders’ Equity and Returns

Stockholders' equity was $376.7 million at June 30, 2021, compared to $363.7 million at December 31, 2020. For the three months ended June 30, 2021, the Company’s annualized return on equity was 13.1% compared to 15.1% for the same period last year while annualized adjusted(1) return on equity was 14.1% compared to 16.4% for the same period last year. During the current quarter, the Company repurchased approximately 239,000 shares, or $15.8 million, of the Company’s previously announced $40 million share repurchase authorization.

Full Year 2021 Outlook

For the full year 2021, the Company expects to achieve adjusted net income of $64.0 million to $69.0 million.

Conference Call

As previously announced, Palomar will host a conference call August 5, 2021, to discuss its second quarter 2021 results at 12:00 p.m. (Eastern Time). The conference call can be accessed by dialing 1-877-423-9813 (domestic) or 1-201-689-8573 (international) and asking for the Palomar Second Quarter 2021 Earnings Call. A telephonic replay will be available approximately two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671 and providing the access code 13721260. The telephonic replay will be available until 11:59 pm (Eastern Time) on August 12, 2021.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company’s website at http://ir.plmr.com/.  The online replay will remain available for a limited time beginning immediately following the call.

About Palomar Holdings, Inc.

Palomar Holdings, Inc. is the holding company of subsidiaries Palomar Specialty Insurance Company (“PSIC”), Palomar Specialty Reinsurance Company Bermuda Ltd., Palomar Insurance Agency, Inc. and Palomar Excess and Surplus Insurance Company. Palomar is an innovative insurer that focuses on the provision of specialty insurance for residential and commercial clients. Palomar’s underwriting and analytical expertise allow it to concentrate on certain markets that it believes are underserved by other insurance companies, such as the markets for earthquake, hurricane and flood insurance. Palomar’s principal insurance subsidiary, Palomar Specialty Insurance Company, is an admitted carrier in 32 states and has an A.M. Best financial strength rating of “A-” (Excellent).

To learn more, visit PLMR.com

Follow Palomar on Facebook, LinkedIn and Twitter: @PLMRInsurance

Non-GAAP and Key Performance Indicators

Palomar discusses certain key performance indicators, described below, which provide useful information about the Company’s business and the operational factors underlying the Company’s financial performance.

Underwriting revenue is a non-GAAP financial measure defined as total revenue, excluding net investment income and net realized and unrealized gains and losses on investments. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of total revenue calculated in accordance with GAAP to underwriting revenue.

Underwriting income is a non-GAAP financial measure defined as income before income taxes excluding net investment income and net realized and unrealized gains and losses on investments. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of income before income taxes calculated in accordance with GAAP to underwriting income.

Adjusted net income is a non-GAAP financial measure defined as net income excluding the impact of certain items that may not be indicative of underlying business trends, operating results, or future outlook, net of tax impact. Palomar calculates the tax impact only on adjustments which would be included in calculating the Company’s income tax expense using the estimated tax rate at which the company received a deduction for these adjustments. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of net income calculated in accordance with GAAP to adjusted net income.

Return on equity is net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.

Adjusted return on equity is a non-GAAP financial measure defined as adjusted net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of return on equity calculated using unadjusted GAAP numbers to adjusted return on equity.

Loss ratio, expressed as a percentage, is the ratio of losses and loss adjustment expenses, to net earned premiums.

Expense ratio, expressed as a percentage, is the ratio of acquisition and other underwriting expenses, net of commission and other income to net earned premiums.

Combined ratio is defined as the sum of the loss ratio and the expense ratio. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Adjusted combined ratio is a non-GAAP financial measure defined as the sum of the loss ratio and the expense ratio calculated excluding the impact of certain items that may not be indicative of underlying business trends, operating results, or future outlook. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of combined ratio calculated using unadjusted GAAP numbers to adjusted combined ratio.

Diluted adjusted earnings per share is a non-GAAP financial measure defined as adjusted net income divided by the weighted-average common shares outstanding for the period, reflecting the dilution which could occur if equity-based awards are converted into common share equivalents as calculated using the treasury stock method. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of diluted earnings per share calculated in accordance with GAAP to diluted adjusted earnings per share.

Catastrophe loss ratio is a non-GAAP financial measure defined as the ratio of catastrophe losses to net earned premiums. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of loss ratio calculated using unadjusted GAAP numbers to catastrophe loss ratio.

Adjusted combined ratio excluding catastrophe losses is a non-GAAP financial measure defined as adjusted combined ratio excluding the impact of catastrophe losses.  See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of combined ratio calculated using unadjusted GAAP numbers to adjusted combined ratio excluding catastrophe losses.

Tangible stockholders’ equity is a non-GAAP financial measure defined as stockholders’ equity less intangible assets. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of stockholders’ equity calculated in accordance with GAAP to tangible stockholders’ equity.

Safe Harbor Statement

Palomar cautions you that statements contained in this press release may regard matters that are not historical facts but are forward-looking statements. These statements are based on the company’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by Palomar that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business. The forward-looking statements are typically, but not always, identified through use of the words "believe," "expect," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected results or delays in development and regulatory review, regulatory approval requirements, the frequency and severity of adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact

Media Inquiries

Sarah Flocken

1-240-630-0316

sarah@conwaymarketinggroup.com

Investor Relations

Shannon Devine

1-619-771-1743

investors@plmr.com

Source: Palomar Holdings, Inc.

Summary of Operating Results

The following table summarizes the Company’s results for the three months ended June 30, 2021 and 2020:

	Three months ended
	June 30,
	2021	2020	Change	% Change

	($ in thousands, except per share data)
Gross written premiums	$129,359	83,807	$45,552	54.4%
Ceded written premiums	(51,568)	(30,198)	(21,370)	70.8%
Net written premiums	77,791	53,609	24,182	45.1%
Net earned premiums	54,215	39,320	14,895	37.9%
Commission and other income	1,006	937	69	7.4%
Total underwriting revenue (1)	55,221	40,257	14,964	37.2%
Losses and loss adjustment expenses	7,235	3,978	3,257	81.9%
Acquisition expenses	22,424	14,886	7,538	50.6%
Other underwriting expenses	12,539	8,976	3,563	39.7%
Underwriting income (1)	13,023	12,417	606	4.9%
Net investment income	2,194	2,114	80	3.8%
Net realized and unrealized gains on investments	300	778	(478)	(61.4)%
Income before income taxes	15,517	15,309	208	1.4%
Income tax expense	3,177	3,297	(120)	(3.6)%
Net income	$12,340	$12,012	$328	2.7%
Adjustments:
Expenses associated with transactions and stock offerings	—	456	(456)	NM
Stock-based compensation expense	907	464	443	95.5%
Amortization of intangibles	252	—	252	NM
Expenses associated with catastrophe bond, net of rebate	16	399	(383)	NM
Tax impact	(278)	(284)	6	NM
Adjusted net income (1)	$13,237	$13,047	$190	1.5%
Key Financial and Operating Metrics
Annualized return on equity	13.1%	15.1%
Annualized adjusted return on equity (1)	14.1%	16.4%
Loss ratio	13.3%	10.1%
Expense ratio	62.6%	58.3%
Combined ratio	76.0%	68.4%
Adjusted combined ratio (1)	73.8%	65.1%
Diluted earnings per share	$0.47	$0.48
Diluted adjusted earnings per share (1)	$0.51	$0.52
Catastrophe losses	$(1,137)	$—
Catastrophe loss ratio (1)	(2.1)%	—%
Adjusted combined ratio excluding catastrophe losses (1)	75.9%	65.1%
NM- not meaningful

(1)- Indicates Non-GAAP financial measure- see above for definition of Non-GAAP financial measures and see below for reconciliation of Non-GAAP financial measures to their most directly comparable measures prepared in accordance with GAAP.

The following table summarizes the Company’s results for the six months ended June 30, 2021 and 2020:

	Six months ended
	June 30,
	2021	2020	Change	% Change

	($ in thousands, except per share data)
Gross written premiums	$232,936	$155,301	$77,635	50.0%
Ceded written premiums	(94,932)	(59,693)	(35,239)	59.0%
Net written premiums	138,004	95,608	42,396	44.3%
Net earned premiums	101,268	74,126	27,142	36.6%
Commission and other income	1,717	1,675	42	2.5%
Total underwriting revenue (1)	102,985	75,801	27,184	35.9%
Losses and loss adjustment expenses	2,813	5,841	(3,028)	(51.8)%
Acquisition expenses	41,737	27,933	13,804	49.4%
Other underwriting expenses	26,786	16,928	9,858	58.2%
Underwriting income (1)	31,649	25,099	6,550	26.1%
Net investment income	4,413	4,148	265	6.4%
Net realized and unrealized gains (losses) on investments	(439)	1,219	(1,658)	(136.0)%
Income before income taxes	35,623	30,466	5,157	16.9%
Income tax expense	6,653	6,681	(28)	(0.4)%
Net income	$28,970	$23,785	$5,185	21.8%
Adjustments:
Expenses associated with transactions and stock offerings	411	708	(297)	NM
Stock-based compensation expense	1,845	907	938	103.4%
Amortization of intangibles	589	—	589	NM
Expenses associated with catastrophe bond, net of rebate	1,698	399	1,299	NM
Tax impact	(990)	(433)	(557)	NM
Adjusted net income (1)	$32,523	$25,366	$7,157	28.2%
Key Financial and Operating Metrics
Annualized return on equity	15.6%	16.0%
Annualized adjusted return on equity (1)	17.6%	17.1%
Loss ratio	2.8%	7.9%
Expense ratio	66.0%	58.3%
Combined ratio	68.7%	66.1%
Adjusted combined ratio (1)	64.3%	63.4%
Diluted earnings per share	$1.11	$0.95
Diluted adjusted earnings per share (1)	$1.24	$1.02
Catastrophe losses	$(10,768)	$—
Catastrophe loss ratio (1)	(10.6)%	—%
Adjusted combined ratio excluding catastrophe losses (1)	74.9%	63.4%
NM- not meaningful

(1)- Indicates Non-GAAP financial measure- see above for definition of Non-GAAP financial measures and see below for reconciliation of Non-GAAP financial measures to their most directly comparable measures prepared in accordance with GAAP.

Condensed Consolidated Balance sheets

Palomar Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)

(in thousands, except shares and par value data)

	June 30,	December 31,
	2021	2020
	(Unaudited)
Assets
Investments:
Fixed maturity securities available for sale, at fair value (amortized cost: $384,450 in 2021; $381,279 in 2020)	$396,637	$397,987
Equity securities, at fair value (cost: $5,407 in 2021; $22,291 in 2020)	5,554	24,322
Total investments	402,191	422,309
Cash and cash equivalents	24,932	33,538
Restricted cash	687	248
Accrued investment income	2,629	2,545
Premium receivable	71,605	48,842
Deferred policy acquisition costs	46,007	35,481
Reinsurance recoverable on unpaid losses and loss adjustment expenses	145,459	94,566
Reinsurance recoverable on paid losses and loss adjustment expenses	49,458	10,162
Ceded unearned premiums	37,419	35,031
Prepaid expenses and other assets	37,787	34,119
Property and equipment, net	633	739
Intangible assets, net	10,849	11,512
Total assets	$829,656	$729,092
Liabilities and stockholders' equity
Liabilities:
Accounts payable and other accrued liabilities	$20,954	$20,730
Reserve for losses and loss adjustment expenses	169,092	129,036
Unearned premiums	222,612	183,489
Ceded premium payable	29,019	22,233
Funds held under reinsurance treaty	6,823	4,515
Deferred tax liabilities, net	4,411	5,376
Total liabilities	452,911	365,379
Stockholders' equity:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, 0 shares issued and outstanding as of June 30, 2021 and December 31, 2020	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized, 25,369,503 and 25,525,796 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	3	3
Additional paid-in capital	313,910	310,507
Accumulated other comprehensive income	9,757	13,246
Retained earnings	53,075	39,957
Total stockholders' equity	376,745	363,713
Total liabilities and stockholders' equity	$829,656	$729,092

Condensed Consolidated Income Statement

Palomar Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income (Unaudited)

(in thousands, except shares and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenues:
Gross written premiums	$129,359	$83,807	$232,936	$155,301
Ceded written premiums	(51,568)	(30,198)	(94,932)	(59,693)
Net written premiums	77,791	53,609	138,004	95,608
Change in unearned premiums	(23,576)	(14,289)	(36,736)	(21,482)
Net earned premiums	54,215	39,320	101,268	74,126
Net investment income	2,194	2,114	4,413	4,148
Net realized and unrealized gains (losses) on investments	300	778	(439)	1,219
Commission and other income	1,006	937	1,717	1,675
Total revenues	57,715	43,149	106,959	81,168
Expenses:
Losses and loss adjustment expenses	7,235	3,978	2,813	5,841
Acquisition expenses	22,424	14,886	41,737	27,933
Other underwriting expenses	12,539	8,976	26,786	16,928
Total expenses	42,198	27,840	71,336	50,702
Income before income taxes	15,517	15,309	35,623	30,466
Income tax expense	3,177	3,297	6,653	6,681
Net income	12,340	12,012	28,970	23,785
Other comprehensive income, net:
Net unrealized gains (losses) on securities available for sale for the three and six months ended June 30, 2021 and 2020, respectively	2,710	10,676	(3,489)	4,843
Net comprehensive income	$15,050	$22,688	$25,481	$28,628
Per Share Data:
Basic earnings per share	$0.48	$0.49	$1.14	$0.98
Diluted earnings per share	$0.47	$0.48	$1.11	$0.95

Weighted-average common shares outstanding:
Basic	25,479,561	24,343,425	25,515,893	24,231,344
Diluted	26,104,880	25,057,029	26,181,206	24,922,630

Underwriting Segment Data

The Company has a single reportable segment and offers primarily earthquake, wind, inland marine, and flood insurance products. Gross written premiums (GWP) by product and location are presented below:

	Three Months Ended June 30,				Six Months Ended June 30,
	2021		2020		2021		2020

	($ in thousands)				($ in thousands)
		% of		% of		% of		% of
	Amount	GWP	Amount	GWP	Amount	GWP	Amount	GWP
Product
Residential Earthquake	$42,192	32.6%	$34,240	40.9%	$78,090	33.5%	$62,996	40.6%
Specialty Homeowners	19,135	14.8%	11,568	13.8%	33,138	14.2%	21,413	13.8%
Commercial Earthquake	17,343	13.4%	11,818	14.1%	38,619	16.6%	22,666	14.6%
Commercial All Risk	14,976	11.6%	14,841	17.7%	23,165	9.9%	27,297	17.6%
Inland Marine	11,681	9.0%	3,451	4.1%	19,515	8.4%	5,341	3.4%
Hawaii Hurricane	7,788	6.0%	3,242	3.9%	13,925	6.0%	5,937	3.8%
Residential Flood	2,865	2.2%	2,032	2.4%	5,149	2.2%	3,558	2.3%
Other	13,379	10.4%	2,615	3.1%	21,335	9.2%	6,093	3.9%
Total Gross Written Premiums	$129,359	100.0%	$83,807	100.0%	$232,936	100.0%	$155,301	100.0%

	Three Months Ended June 30,				Six Months Ended June 30,
	2021		2020		2021		2020

	($ in thousands)				($ in thousands)
		% of		% of		% of		% of
	Amount	GWP	Amount	GWP	Amount	GWP	Amount	GWP
State
California	$54,223	41.9%	$38,420	45.9%	$104,725	45.0%	$71,172	45.8%
Texas	17,373	13.4%	18,796	22.4%	28,427	12.2%	34,587	22.3%
Florida	11,697	9.0%	—	0.0%	17,755	7.6%	—	0.0%
Hawaii	9,041	7.0%	3,840	4.6%	15,970	6.9%	6,892	4.5%
Washington	4,663	3.6%	3,055	3.7%	8,751	3.8%	5,661	3.6%
North Carolina	4,264	3.3%	2,609	3.1%	8,152	3.5%	4,293	2.8%
Illinois	3,173	2.5%	1,694	2.0%	5,775	2.4%	2,841	1.8%
Oregon	2,818	2.2%	2,289	2.7%	5,723	2.4%	4,386	2.8%
Other	22,107	17.1%	13,104	15.6%	37,658	16.2%	25,469	16.4%
Total Gross Written Premiums	$129,359	100.0%	$83,807	100.0%	$232,936	100.0%	$155,301	100.0%

During the three months ended June 30, 2021, PSIC accounted for $95.3 million or approximately 73.6% of our gross written premiums and PESIC accounted for $34.1 million or approximately 26.4% of our gross written premiums.

During the six months ended June 30, 2021, PSIC accounted for $175.1 million or approximately 75.2% of our gross written premiums and PESIC accounted for $57.8 million or approximately 24.8% of our gross written premiums.

Gross and net earned premiums

The table below shows the amount of premiums the Company earned on a gross and net basis and the Company’s net earned premiums as a percentage of gross earned premiums for each period presented:

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2021	2020	Change	% Change	2021	2020	Change	% Change

	($ in thousands)				($ in thousands)
Gross earned premiums	$102,520	$70,864	$31,656	44.7%	$193,812	$135,838	$57,974	42.7%
Ceded earned premiums	(48,305)	(31,544)	(16,761)	53.1%	(92,544)	(61,712)	(30,832)	50.0%
Net earned premiums	$54,215	$39,320	$14,895	37.9%	$101,268	$74,126	$27,142	36.6%

Net earned premium ratio	52.9%	55.5%			52.3%	54.6%

Loss detail

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2021	2020	Change	% Change	2021	2020	Change	% Change

	($ in thousands)				($ in thousands)
Catastrophe losses	$(1,137)	$—	$(1,137)	NM	$(10,768)	$—	$(10,768)	NM
Non-catastrophe losses	8,372	3,978	4,394	110.5%	13,581	5,841	7,740	132.5%
Total losses and loss adjustment expenses	$7,235	$3,978	$3,257	81.9%	$2,813	$5,841	$(3,028)	(51.8)%
NM- not meaningful

The following table represents a reconciliation of changes in the ending reserve balances for losses and loss adjustment expenses:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

	(in thousands)		(in thousands)
Reserve for losses and LAE net of reinsurance recoverables at beginning of period	$19,016	$4,499	$34,470	$3,869
Add: Incurred losses and LAE, net of reinsurance, related to:
Current year	7,612	3,885	5,916	6,064
Prior years	(377)	93	(3,103)	(223)
Total incurred	7,235	3,978	2,813	5,841
Deduct: Loss and LAE payments, net of reinsurance, related to:
Current year	(1,060)	1,171	620	1,522
Prior years	3,678	219	13,030	1,101
Total payments	2,618	1,390	13,650	2,623
Reserve for losses and LAE net of reinsurance recoverables at end of period	23,633	7,087	23,633	7,087
Add: Reinsurance recoverables on unpaid losses and LAE at end of period	145,459	17,129	145,459	17,129
Reserve for losses and LAE gross of reinsurance recoverables on unpaid losses and LAE at end of period	$169,092	$24,216	$169,092	$24,216

Reconciliation of Non-GAAP Financial Measures

For the three and six months ended June 30, 2021 and 2020, the Non-GAAP financial measures discussed above reconcile to their most comparable GAAP measures as follows:

Underwriting revenue

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

	(in thousands)		(in thousands)
Total revenue	$57,715	$43,149	$106,959	$81,168
Net investment income	(2,194)	(2,114)	(4,413)	(4,148)
Net realized and unrealized (gains) losses on investments	(300)	(778)	439	(1,219)
Underwriting revenue	$55,221	$40,257	$102,985	$75,801

Underwriting income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

	(in thousands)		(in thousands)
Income before income taxes	$15,517	$15,309	$35,623	$30,466
Net investment income	(2,194)	(2,114)	(4,413)	(4,148)
Net realized and unrealized gains (losses) on investments	(300)	(778)	439	(1,219)
Underwriting income	$13,023	$12,417	$31,649	$25,099

Adjusted net income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

	(in thousands)		(in thousands)
Net income	$12,340	$12,012	$28,970	$23,785
Adjustments:
Expenses associated with transactions and stock offerings	—	456	411	708
Stock-based compensation expense	907	464	1,845	907
Amortization of intangibles	252	—	589	—
Expenses associated with catastrophe bond, net of rebate	16	399	1,698	399
Tax impact	(278)	(284)	(990)	(433)
Adjusted net income	$13,237	$13,047	$32,523	$25,366

Annualized adjusted return on equity

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

	($ in thousands)		($ in thousands)

Annualized adjusted net income	$52,948	$52,188	$65,046	$50,732
Average stockholders' equity	$376,563	$318,032	$370,229	$296,900
Annualized adjusted return on equity	14.1%	16.4%	17.6%	17.1%

Adjusted combined ratio

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

	($ in thousands)		($ in thousands)
Numerator: Sum of losses and loss adjustment expenses, acquisition expenses, and other underwriting expenses, net of commission and other income	$41,192	$26,903	$69,619	$49,027
Denominator: Net earned premiums	$54,215	$39,320	$101,268	$74,126
Combined ratio	76.0%	68.4%	68.7%	66.1%
Adjustments to numerator:
Expenses associated with transactions and stock offerings	$—	$(456)	$(411)	$(708)
Stock-based compensation expense	(907)	(464)	(1,845)	(907)
Amortization of intangibles	(252)	—	(589)	—
Expenses associated with catastrophe bond, net of rebate	(16)	(399)	(1,698)	(399)
Adjusted combined ratio	73.8%	65.1%	64.3%	63.4%

Diluted adjusted earnings per share

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

	(in thousands, except per share data)		(in thousands, except per share data)

Adjusted net income	$13,237	$13,047	$32,523	$25,366
Weighted-average common shares outstanding, diluted	$26,104,880	25,057,029	26,181,206	24,922,630
Diluted adjusted earnings per share	$0.51	$0.52	$1.24	$1.02

Catastrophe loss ratio

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

	($ in thousands)		($ in thousands)
Numerator: Losses and loss adjustment expenses	$7,235	$3,978	$2,813	$5,841
Denominator: Net earned premiums	$54,215	$39,320	$101,268	$74,126
Loss ratio	13.3%	10.1%	2.8%	7.9%

Numerator: Catastrophe losses	$(1,137)	$—	$(10,768)	$—
Denominator: Net earned premiums	$54,215	$39,320	$101,268	$74,126
Catastrophe loss ratio	(2.1)%	0.0%	(10.6)%	0.0%

Adjusted combined ratio excluding catastrophe losses

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

	($ in thousands)		($ in thousands)
Numerator: Sum of losses and loss adjustment expenses, acquisition expenses, and other underwriting expenses, net of commission and other income	$41,192	$26,903	$69,619	$49,027
Denominator: Net earned premiums	$54,215	$39,320	$101,268	$74,126
Combined ratio	76.0%	68.4%	68.7%	66.1%
Adjustments to numerator:
Expenses associated with transactions and stock offerings	$—	$(456)	$(411)	$(708)
Stock-based compensation expense	(907)	(464)	(1,845)	(907)
Amortization of intangibles	(252)	—	(589)	—
Expenses associated with catastrophe bond, net of rebate	(16)	(399)	(1,698)	(399)
Catastrophe losses	1,137	—	10,768	—
Adjusted combined ratio excluding catastrophe losses	75.9%	65.1%	74.9%	63.4%

Tangible Stockholders’ equity

	June 30,	December 31,
	2021	2020

	(in thousands)
Stockholders' equity	$376,745	$363,713
Intangible assets	(10,849)	(11,512)
Tangible stockholders' equity	$365,896	$352,201